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                                                                  Exhibit (b)

                                     BY-LAWS

                                       OF

            CSFB ALTERNATIVE CAPITAL MULTI-STRATEGY MASTER FUND, LLC
             CSFB ALTERNATIVE CAPITAL EVENT DRIVEN MASTER FUND, LLC
           CSFB ALTERNATIVE CAPITAL LONG/SHORT EQUITY MASTER FUND, LLC
           CSFB ALTERNATIVE CAPITAL TACTICAL TRADING MASTER FUND, LLC
            CSFB ALTERNATIVE CAPITAL RELATIVE VALUE MASTER FUND, LLC

                CSFB ALTERNATIVE CAPITAL MULTI-STRATEGY FUND, LLC
                 CSFB ALTERNATIVE CAPITAL EVENT DRIVEN FUND, LLC
              CSFB ALTERNATIVE CAPITAL LONG/SHORT EQUITY FUND, LLC
               CSFB ALTERNATIVE CAPITAL TACTICAL TRADING FUND, LLC
                CSFB ALTERNATIVE CAPITAL RELATIVE VALUE FUND, LLC

         CSFB ALTERNATIVE CAPITAL MULTI-STRATEGY INSTITUTIONAL FUND, LLC
          CSFB ALTERNATIVE CAPITAL EVENT DRIVEN INSTITUTIONAL FUND, LLC
       CSFB ALTERNATIVE CAPITAL LONG/SHORT EQUITY INSTITUTIONAL FUND, LLC
        CSFB ALTERNATIVE CAPITAL TACTICAL TRADING INSTITUTIONAL FUND, LLC
         CSFB ALTERNATIVE CAPITAL RELATIVE VALUE INSTITUTIONAL FUND, LLC
                              (EACH, THE "COMPANY")

                                    ARTICLE I

                           OFFICERS AND THEIR ELECTION

SECTION 1. OFFICERS. The officers of the Company shall be a President, a Treasurer, a Chief Compliance Officer, a Secretary, an Assistant Secretary and such other officers or agents as the Board of Managers may from time to time elect. It shall not be necessary for any officer to be a Member or Manager of the Company.

SECTION 2. ELECTION OF OFFICERS. The President, Treasurer, Chief Compliance Officer, Secretary and Assistant Secretary shall be chosen from time to time by the Board of Managers. Two or more offices may be held by a single person, provided that one person shall not serve as both President and Secretary. The officers shall hold office until their successors are chosen and qualified or, if earlier, until they resign or are removed.

SECTION 3. RESIGNATIONS AND REMOVALS. Any officer of the Company may resign by filing a written resignation with the President or with the Board of Managers or with the Secretary, which shall take effect on being so filed or at such time as may otherwise be specified therein. The Board of Managers may at any meeting, or by unanimous written consent, remove an officer.

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                                   ARTICLE II

                          POWERS AND DUTIES OF OFFICERS

SECTION 1. PRESIDENT. In the absence of the Chairman of the Board of Mangers, the President shall preside at all meetings of the Members. Subject to the Board of Managers and to any committees of the Board of Managers, within their respective spheres, as provided by the Board of Managers, he shall at all times exercise a general supervision and direction over the affairs of the Company. He shall have the power to employ attorneys and counsel for the Company and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Company. He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Company. The President shall have such other powers and duties as, from time to time, may be conferred upon or assigned to him by the Board of Managers.

SECTION 2. TREASURER. The Treasurer shall be the principal financial and accounting officer of the Company. He shall deliver all funds and securities of the Company that may come into his hands to such bank or trust company as the Board of Managers shall employ. He shall make annual reports in writing of the business conditions of the Company, which reports shall be preserved upon its records, and he shall furnish such other reports regarding the business and condition as the Board of Managers may from time to time require. The Treasurer shall perform such duties additional to foregoing as the Board of Managers may from time to time designate.

SECTION 3. CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer shall be responsible for administering the Company's policies and procedures, adopted in accordance with Rule 38a-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), or otherwise, to prevent violation of federal securities laws in connection with the Company's activities, and shall have such powers necessary to perform such duties. The Chief Compliance Officer shall also have such other powers and perform such other duties as are consistent with the administration of the Company's compliance policies and procedures and as shall from time to time be prescribed by the Board of Managers, and subject to the oversight of the Managers who are not "interested persons" as defined in the 1940 Act (collectively, the "Independent Managers").

SECTION 4. SECRETARY AND ASSISTANT SECRETARY. The Secretary, and in his absence the Assistant Secretary, shall record in books kept for the purpose all votes and proceedings of the Board of Managers and the Members at their respective meetings. He, and in his absence the Assistant Secretary, shall have custody of the seal, if any, of the Company and shall perform such duties additional to the foregoing as the Board of Managers may from time to time designate.

SECTION 5. OTHER OFFICERS. Other officers elected by the Board of Managers shall perform such duties as the Board of Managers may from time to time designate.

SECTION 6. COMPENSATION. The officers of the Company may receive such reasonable compensation, if any, from the Company or otherwise, for the performance of their duties as the Board of Managers, and in the case of the Chief Compliance Officer, the Independent Managers, may from time to time determine.

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                                   ARTICLE III

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 1. LIMITATION OF LIABILITY. Provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Company, the officers and their agents, employees or investment adviser shall not be responsible for or liable in any event of neglect in performing their actions; provided, however, that nothing contained in the Limited Liability Company Agreement or herein shall protect any officer nor its agents, employees or investment adviser against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

SECTION 2.     INDEMNIFICATION OF OFFICERS.

       (a) To the fullest extent permitted by law, the Company shall, subject to subsection (b), below, indemnify each officer (including for this purpose his or her respective executors, heirs, assigns, successors, or other legal representatives), against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been an officer of the Company or the past or present performance of services to the Company by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 2 shall not be construed so as to provide for indemnification of an officer for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 2 to the fullest extent permitted by law.

       (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Company in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Company amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under
Section 2 hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Company shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill such undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

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       (c)     As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to subsection (a), above, if (i) approved as in the best interests of the Company by a majority of the Managers (excluding any Manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Company and that such indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Company or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

       (d) Any indemnification or advancement of expenses made pursuant to this Section 2 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by an officer (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 2 it shall be a defense that, and (ii) any suit in the name of the Company to recover any indemnification or advancement of expenses made pursuant to this Section 2 the Company shall be entitled to recover such expenses upon a final adjudication that, the officer or other person claiming a right to indemnification under this Section 2 has not met the applicable standard of conduct set forth in this Section 2. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 2, the burden of proving that the officer or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 2 shall be on the Company (or any Member acting derivatively or otherwise on behalf of the Company or its Members).

       (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 2 or to which such indemnitee may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

       (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 2 shall affect the power of the Company to purchase and maintain liability insurance on behalf of any officer or other person.

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                                   ARTICLE IV

                               CREATION OF CLASSES

SECTION 1. CLASSES OF INTERESTS. The Board of Managers shall have the full power and authority, without Member approval, to authorize one or more Classes of Interests adopted in accordance with the rules and regulations of the 1940 Act. The Interests of each such Class shall have such preferences, voting powers and special or relative rights or privileges (including conversion rights, if any) as the Board of Managers may determine and as set forth in a resolution of the Board of Managers adopted by affirmative vote of a majority of the Managers (including the vote of a majority of the Independent Managers if required by the 1940 Act) present at a meeting duly called, at which a quorum of the Managers shall be present in person or, if in-person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Managers without a meeting, if permissible under the 1940 Act.

                                    ARTICLE V

                                   AMENDMENTS

       These By-Laws may be amended at any meeting of the Board of Managers by a vote of a majority of the Board of Managers then in office or by unanimous written consent of the Board of Managers.

                                   ARTICLE VI

                                  MISCELLANEOUS

       All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.


Dated:  March 9, 2005

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